UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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RURAL/METRO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On October 31, 2006, Rural/Metro Corporation mailed the following letter to its stockholders:

IMPORTANT MESSAGE FROM YOUR BOARD OF DIRECTORS

October 31, 2006

Dear Fellow Rural/Metro Stockholder:

Rural/Metro’s Annual Meeting of Stockholders on December 1, 2006 is an important opportunity for you to cast your vote in support of your Board of Directors and their role in the Company’s strong historical financial results that have contributed to the long-term value of your investment. Your Board of Directors has nominated for re-election two highly qualified industry professionals – Chairman of the Board Cor J. Clement, Sr. and Vice-Chairman Henry G. Walker – both of whom share a deep commitment to serving your best interests as investors in the business of public health and safety services.

As you may be aware, a hedge fund called Accipiter Life Sciences Fund, LP and its affiliates, including its principal, Gabe Hoffman (together, “the Accipiter Group”), has proposed a slate of two inexperienced director nominees in opposition to the incumbent directors nominated by your Board. We firmly believe the Accipiter Group’s initiation of this costly and disruptive proxy contest is not in the best interests of all stockholders.

Your Board unanimously recommends you vote your shares FOR Rural/Metro’s nominees – Messrs. Clement and Walker – by signing, dating and returning the enclosed WHITE proxy card today. We urge you to discard and not return any gold proxy card you may receive from the Accipiter Group.

STRONG RECORD OF ENHANCING STOCKHOLDER VALUE

We are confident that our record of financial and operating performance has enhanced long-term stockholder value. We have consistently demonstrated our ability to deliver solid results, including the following three-year fiscal performance metrics:

•	6.6% compound annual growth in net revenue;

•	41.2% compound annual growth in operating income;

•	29.8% compound annual growth in earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations; and

•	115.3% compound annual growth in per-share market price.

Rural/Metro’s Board of Directors and management also are committed to delivering stockholder value by executing on our strategy to reduce the company’s debt. In total, we have reduced our Term Loan B by $28 million since its inception in March 2005. In fiscal 2006 alone, we reduced this senior bank loan by $21 million through a series of unscheduled principal payments. All of these payments were generated through free cash flow from operations, which we believe further demonstrates our ability to effectively and strategically manage our business.

RURAL/METRO’S BOARD AND MANAGEMENT HAVE THE RIGHT PLAN TO LEAD THE COMPANY AND CONTINUE INCREASING STOCKHOLDER VALUE

We believe that Rural/Metro has solid future prospects for continued revenue growth and profitability. Our strategies to enhance stockholder value focus on:

•	Targeting new markets that present excellent opportunities for sustainable and profitable growth;

•	Expanding existing 911-emergency medical transportation markets as we seek to further leverage our fixed base of labor and fleet assets to serve a growing demand for non-emergency medical transportation services;

•	Aligning our growth with developing industry trends, including opportunities to partner with municipal systems or hospital-based ambulance systems;

•	Managing our business even more effectively through continued investments in technology, including billing systems, electronic patient care records, electronic data management and labor management systems;

•	Enhancing risk management and workplace safety in order to reduce insurance expenses; and

•	Continue reducing debt and optimizing our capital structure.

By achieving these objectives, we believe we will be better positioned financially and competitively to capitalize on future opportunities and build long-term value for our investors. We believe our strategic plan, which includes a strong commitment to deleveraging the enterprise, will provide excellent opportunities to enhance profitability while maintaining our long-standing reputation as a high-quality, responsive partner to the cities, counties, fire departments, healthcare facilities, patients and others who trust us for their care and protection.

RURAL/METRO’S NOMINEES ARE EXPERIENCED, INDEPENDENT DIRECTORS

Your Board’s nominees are respected, independent business leaders whose considerable professional experience includes leadership of a worldwide public safety company and nationally recognized hospital and healthcare systems. The incumbent nominees possess extensive industry-related experience and a proven commitment to our stockholders that is vital to the stability and success of our community-based enterprise.

•	Cor J. Clement, Sr., 58, joined NVD Group as its Chief Executive Officer in 1975. NVD Group was one of the largest security companies in Europe, with more than 14,000 employees working in the field of firefighting, safety and security. He also founded Geldnet armored car services in 1982, which together with NVD Group became part of Group4 Securicor, now among the largest public safety and security companies in the world. Mr. Clement has served as Chairman of the Board of Directors for Rural/Metro Corporation since 1998 and as a member of the Board since 1992. He was Vice Chairman of the Board from 1994 to 1998.

•	Henry J. Walker, 59, is former President and Chief Executive Officer of Providence Health System, where he served from 1997 to 2004. Providence is an integrated healthcare system with 35,000 employees and annual net revenue of more than $3.5 billion. From 1996 to 1997, Mr. Walker was President and Chief Executive Officer of HealthPartners of Arizona Inc., an Arizona managed care company. From 1992 to 1996, Mr. Walker served as President and Chief Executive Officer of TMC Healthcare, a large Arizona hospital and healthcare system. He also served in various executive positions from 1979 to 1992 with Presbyterian Healthcare Services in New Mexico. In 2004, Mr. Walker became a partner in Andrade/Walker Consulting, LLC, a private consulting firm specializing in providing advisory and consulting services to senior executives and Boards of Directors. Mr. Walker has served on our Board of Directors since 1997 and as Co-Vice Chairman since 2004.

THE ACCIPITER GROUP HAS A SELF-SERVING AGENDA

Your Board believes that the Accipiter Group’s nominees, a 29-year-old hedge fund manager and a 31-year-old research analyst, do not possess the necessary qualifications to effectively serve on your Board of Directors. Neither of the nominees has served as the director of a publicly traded company, and neither has worked in the medical transportation, fire protection or safety services industries.

Your Board represents all Rural/Metro stockholders, including the Accipiter Group, and invites the views of our stockholders. In fact, our executive management team has met with the Accipiter Group at several investor events and telephonically where they have made their views known. The Accipiter Group’s self-serving agenda is focused on the following three areas: financial guidance, the Company’s shelf registration statement, and the Company’s corporate governance protections.

Earnings Guidance

It is important for you to know that we have made a conscientious and responsible decision not to provide specific earnings guidance to the market concerning Rural/Metro’s future performance. In our view, specific earnings guidance would be detrimental to stockholder value because certain markets experience changes based on uncontrollable factors that cause shifts in demographic and competitor profiles, pricing, and bad debt. Companies that miss estimates are penalized more than companies that provide qualitative analysis on business direction. Based on these factors, we have chosen to communicate non-earnings guidance in the form of qualitative statements about market conditions, trends and quantitative business drivers and metrics as a means by which analysts and stockholders receive more comprehensive data to make well-informed investment decisions. In 2006, the National Investor Relations Institute surveyed its corporate members on current earnings guidance practices and found a shift away from specific earnings guidance.

Shelf Registration

As you may be aware, the Company filed a shelf registration statement in February 2006 as part of our overall deleveraging strategy. The shelf registration enables us to raise capital through the issuance of additional shares of stock, which we would use to pay down our highest-priced debt. We believe this strategy is sound and may enable us to significantly increase stockholder’s equity if such a transaction were to occur. We have stated that we would initiate an offering at a share price that is not dilutive to stockholders. Variable market and operating conditions directly affect a decision of this magnitude, and we have promised to keep investors informed of specific parameters when it is most appropriate and responsible. The shelf registration does not commit the Company to proceeding with any transaction, but rather positions us to be proactive should the appropriate market conditions exist. Your Board of Directors and management are deeply committed to reducing the debt of Rural/Metro, demonstrated by $28 million in unscheduled principal payments since our March 2005 debt refinancing.

Corporate Governance

Our company adheres to corporate governance measures that are designed to protect the interests of all stockholders from coercive and unfair takeover tactics. We believe the exploration of all strategic alternatives should be done in a thoughtful and decidedly cautious manner, as the value of your investment is directly related to our ability to maintain a stable and predictable business environment for our customers and patients. We believe uncertainty and speculation will put our customer relationships at risk. The protective measures we have in place are designed to prevent irresponsible attacks on the Company that would be detrimental to stockholder value and to encourage hostile bidders to negotiate with the Board, ensuring full value for all stockholders.

In evaluating the Accipiter Group’s attack on the Company’s corporate governance practices, it is important to note that the Accipiter Group has filed a Schedule 13G with the Securities and Exchange Commission indicating ownership of approximately 10.1% of the common stock of a primary competitor of the Company. As a result of this significant investment in a competitor, the Board believes that the interests of the Accipiter Group are not aligned with your interests and that electing their nominees to the Board of Directors would not be in the best interest of the Company or its stockholders. The Board believes that electing directors to the Board who have financial interests in a competitor would create a serious conflict and undermine the ability of these directors to effectively serve the Company and its stockholders, particularly in a takeover situation. The Board believes this conflict is particularly troubling in light of the Accipiter Group’s support for removing many of the defensive mechanisms that serve to encourage hostile bidders to negotiate with the Board.

We believe the Accipiter Group’s nominees have a self-serving agenda and will not represent the best interests of all stockholders. We believe the Accipiter Group’s nominees lack the business, industry and leadership experience necessary to be qualified candidates for your Board of Directors. In our opinion, their lack of knowledge about our business is apparent in their demand for seats on your Board of Directors in order to press for a sale of all or parts of the enterprise, without regard to building long-term stockholder value. We believe their value proposition is shortsighted, at best.

YOUR VOTE IS IMPORTANT TO US—SUPPORT YOUR BOARD’S NOMINEES

Your Board firmly believes that the best path to maximize value for all stockholders is the continued execution of our strategic plan. It is critical to recognize the foundation of our business lies in the trust that cities, counties, healthcare providers, fire departments and our patients place in our promise to meet their medical transportation and fire protection needs 24 hours a day, seven days a week. This community trust must not be compromised. We urge you to sign, date and return the enclosed WHITE proxy card today.

Your vote is very important to us, no matter the size of your holdings. To vote your shares, please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. Please do not sign or return any gold proxy card sent to you by the Accipiter Group. If you have any questions or need any assistance voting your shares, do not hesitate to contact Georgeson Inc., who is assisting us in this matter, toll free at 1-866-628-6069.

We appreciate your continued support.

On behalf of your Board of Directors,

Jack Brucker

President, Chief Executive Officer, and

Member of the Board of Directors

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Inc. in the self-addressed, postage-paid envelope provided today.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, postage-paid envelope provided.

After signing the enclosed WHITE Proxy Card, do not sign or return any gold proxy card sent to you by the Accipiter Group. Remember—only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

GEORGESON INC.

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers (212) 440-9800

Stockholders Call Toll Free (866) 628-6069

Reconciliation of Net Income to EBITDA

For Each of the Fiscal Years Ending June 30:

	2006	2005	2004
Net income from continuing operations	$9,464	$84,808	$(2,550)
Add:
Interest expense, net of interest income	30,477	29,274	29,146
Income tax provision (benefit)	10,907	(83,816)	(225)
Depreciation and amortization	11,197	10,608	10,471

EBITDA from continuing operations	$62,045	$40,874	$36,842

The information contained in this letter includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the costs of reviewing and responding to the Accipiter Group’s proxy solicitation. Although Rural/Metro believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Reference is made to a more complete discussion of forward-looking statements and applicable risks that may cause actual results to differ materially from those contemplated by such forward-looking statements (“Cautionary Statements”) that include, among others, those identified under the captions “Forward-Looking Statements and Factors That May Affect Results” and “Risk Factors” in our annual report on Form 10-K for the fiscal year ended June 30, 2006, which is available free of charge on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov or on our website at www.ruralmetro.com. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified by the Cautionary Statements. You should carefully review the risk factors described in our other filings with the SEC from time to time.

Our forward-looking statements are based on information available to us today, and we undertake no obligation to update these statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

On October 31, 2006, Rural/Metro began the process of mailing to its stockholders, a definitive proxy statement, together with a WHITE proxy card. Stockholders are strongly advised to read Rural/Metro’s definitive proxy statement, and any other relevant documents filed with the SEC when they become available, because they contain important information about the 2006 annual meeting of stockholders. Stockholders may obtain an additional copy of Rural/Metro’s definitive proxy statement and any other documents filed by Rural/Metro with the SEC free of charge on the website of the SEC at www.sec.gov. Copies of the definitive proxy statement are also available free of charge on our website at www.ruralmetro.com. Copies of the proxy materials may also be requested by contacting our proxy solicitor, Georgeson Inc., toll-free at 1-866-628-6069.

Rural/Metro, its directors and certain of its officers and employees are participants in the solicitation of proxies from Rural/Metro’s stockholders in connection with the 2006 annual meeting of stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Rural/Metro’s definitive proxy statement.